 Exhibit 99.1

Splash Beverage Group Inc. (SBEV) Announces Filing of its Q1 2021 Quarterly Report on SEC Form 10-Q

Highlights Include Sales Per Quarter Increase

Fort Lauderdale, Florida--(Newsfile Corp. - May 13, 2021) - Splash Beverage Group, Inc. (OTCQB: SBEV) (“The Company”) (https://www.SplashBeverageGroup.com), a holding company of leading portfolio of beverage brands, announces today the filing of its Q1 2021 Report on Form 10-Q, for Period Ending March 31, 2021, with the Securities and Exchange Commission on May 12, 2021 (the “Quarterly Report”).

Highlights from the report include:

●	Quarter over Quarter Sales Growth with Increase in Cash Equivalents:

- ADVERTISEMENT -

The Report demonstrates impactful sales growth Q over Q since Q1 2020 as demonstrated in the linked images below.

Splash Beverage Group Inc. - QoQ Sales Growth

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As of March 31, 2021, The Company had total cash and cash equivalents of $1,225,406, as compared with $380,000 at December 31, 2020. The increase is primarily due to cash received from its PPM, an offering of 3,636,364 shares of the common stock of the Company, $0.001 value per share at a purchase price of $1.10 per share for aggregate gross proceeds of $4,000,000. As part of the PPM, each purchaser received a warrant to purchase one share for every two shares purchased. The Company completed its PPM by issuing a total of 3,637,065 of shares and warrants with gross proceeds of $4,000,771.

Splash Beverage Group Inc. - QoQ Sales and Increase

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●	Year over Year Sales Growth Alongside Reduced Cost of Goods Sold:

As depicted in the linked image above, revenues for the three months ended March 31, 2021 were $2,417,701 compared to revenues of $112,003 for the three months ended March 31, 2020. The $2,305,698 increase in sales is due to an increase within our vertically integrated B2B and B2C e-commerce distribution platform called Qplash. This platform sells goods on both Amazon and Shopify. In addition, we had increased sales from our single-serve wine business.

Cost of goods sold for the three months ended March 31, 2021 were $1,742,875 compared to cost of goods sold for the three months ended March 31, 2020 of $107,214. The $1,635,661 increase in cost of goods sold for the three-month period ended March 31, 2021 is primarily due to our increased sales, and as our sales increased, our cost of sales for those sales correspondingly increased.

●	Successful $9M Capital Raise in February 2021, Opening the door to new opportunities for The Company, and closing the door on equity holders’ ability to convert equity to debt:

In connection with the merger The Company committed to its previous preferred stock and debt holders to raise $9 million in a secondary IPO or debt, as defined in the agreements. In the original merger agreement it was stated that, if the capital raise were not met, debt holders would have the opportunity to convert their equity back to debt in the Company. In February 2021, The Company successfully raised the $9 million, and said equity holders no longer have the ability to convert the equity to debt.

The full 10-Q Annual Report for OTCQB: SBEV can be found here:

https://bit.ly/3uVoNJ3

Follow Splash Beverage Group on

Twitter: www.twitter.com/SplashBev

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Facebook: https://www.facebook.com/CopaDiVino/

Splash Beverage Group Inc.

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Splash Beverage Group Inc. Product Line

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About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:

Splashbeveragegroup.com

info@splashbeveragegroup.com

954-745-5815

SOURCE: Splash Beverage Group, Inc.